Exhibit 99.1

IMUNON Announces Leadership Change

Executive Chairman to lead day-to-day operations, active search underway for CEO successor.

Timing of upcoming milestones for key programs remains unchanged.

LAWRENCEVILLE, N.J. (March 12, 2024) – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage drug-development company focused on developing non-viral DNA-mediated immunotherapy and next-generation vaccines, announces that Dr. Corinne Le Goff, Pharm.D. has resigned as President and Chief Executive Officer, and from the Board of Directors, to pursue another business opportunity. Dr. Le Goff’s resignation will be effective as of March 15, 2024. Michael H. Tardugno, the Company’s Executive Chairman, and Chief Executive Officer prior to Dr. Le Goff, will assume day-to-day leadership until a successor is named and will continue in his role directing Company strategy.

“IMUNON has the bench strength more than sufficient to advance our two platform technologies with many dedicated senior executives and scientists to execute our strategic plan,” noted Mr. Tardugno. “Our development strategy and timetables remain unchanged, with two key milestones expected in the near term. We remain on track with preparations to begin a Phase 1 study with IMNN-101, which utilizes our PlaCCine technology, to generate human proof-of-concept data in a seasonal COVID-19 booster vaccine. We look forward to reporting topline data this summer from the OVATION 2 Study with IMNN-001 in advanced ovarian cancer.

“We wish Corinne well in her future endeavors and appreciate her contributions to the company. Meanwhile, an active search is underway for a new CEO,” said Mr. Tardugno.

IMUNON plans to report fourth quarter and full year 2023 financial results and hold an investment community conference call on March 28, 2024, during which management will provide a corporate update and answer questions. Additional information regarding the conference call will be announced in the coming days.

About IMUNON

IMUNON is a fully integrated, clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across four modalities. The first modality, TheraPlas®, is developed for the coding of proteins and cytokines in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the coding of viral antigens that can elicit a strong immunological response. This technology may represent a promising platform for the development of vaccines in infectious diseases. The third modality, FixPlas®, concerns the application of our DNA technology to produce universal cancer vaccines, also called tumor associated antigen cancer vaccines. The fourth modality, IndiPlas®, is in the discovery phase and will focus on the development of personalized cancer vaccines, or neoepitope cancer vaccines.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of newly diagnosed advanced ovarian cancer currently in Phase 2 development. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company is conducting IND-enabling preclinical studies for the development of a COVID-19 booster vaccine (IMNN-101) and a treatment for the LASSA virus (IMNN-102). The Company has also initiated preclinical work to develop a Trp2 tumor associated antigen cancer vaccine in melanoma (IMNN-201). We will continue to leverage these modalities and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information on IMUNON, visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s transition process with respect to its Chief Executive Officer and the Company’s plans and expectations with respect to its development programs, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, uncertainties relating to transitions in the Company’s management; unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

IMUNON	LHA Investor Relations
Jeffrey W. Church	Kim Sutton Golodetz
Executive Vice President, CFO	212-838-3777
and Corporate Secretary	Kgolodetz@lhai.com
609-482-2455
jchurch@imunon.com

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